Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for Three
and Twelve Months Ended December 31, 2009

HOUSTON, February 11, 2010 — Patterson-UTI Energy, Inc. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31 2009. The Company reported a net loss of $18.2 million, or $0.12 per share, for the fourth quarter of 2009, compared to net income of $79.5 million, or $0.52 per share, for the fourth quarter of 2008. Revenues for the quarter ended December 31, 2009 were $214 million, compared to $532 million for the fourth quarter of 2008.

During the fourth quarter of 2009, the Company retired drilling assets including 21 drilling rigs. The financial results for the fourth quarter of 2009 include pretax charges of $10.5 million ($7.0 million after tax, or $0.05 per share) from these retirements.

The financial results for the fourth quarter also include an after-tax loss of $2.1 million (or $0.01 per share) from discontinued operations related to our drilling and completion fluids service business.

The Company reported a net loss of $38.3 million, or $0.25 per share, for the twelve months ended December 31, 2009, compared to net income of $347 million, or $2.23 per share, for the twelve months ended December 31, 2008. Revenues for the twelve months ended December 31, 2009 totaled $782 million, compared to $2.1 billion for 2008.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our average number of rigs operating in the fourth quarter increased to 103 rigs, including 95 in the United States and 8 in Canada. This compares to an average of 73 rigs operating in the third quarter of the year, including 70 in the United States and 3 in Canada. We currently have 145 rigs operating, including 130 in the United States and 15 in Canada.”

Mr. Wall added, “Average revenue per operating day for the fourth quarter of 2009 was $16,770, compared to average revenue per operating day of $16,800 for the three months ended September 30, 2009. Average direct operating costs per operating day for the fourth quarter of 2009 were $10,870, compared to $10,630 for the three months ended September 30, 2009. As a result, average margin per operating day in the fourth quarter of 2009 was $5,900, compared to $6,170 for the third quarter of 2009.

“The sequential increase in direct operating costs per day primarily resulted from increased activity in Canada, which has a higher cost structure, and a decrease in standby days in the United States. We averaged one rig earning standby revenues in the fourth quarter compared to an average of four rigs in the third quarter.

“During the fourth quarter of 2009 we had an average of approximately 33 rigs operating under term contracts. Based on contracts currently in place, we expect to have an average of approximately 42 rigs in 2010 and 26 rigs in 2011 operating under existing long-term contracts.

“We activated 20 advanced technology Apex™ rigs in 2009 and substantially completed two more Apex™ rigs for activation in early 2010. Currently, we have committed to build 13 additional Apex™ rigs in 2010, most of which are from the reinstatement of purchase orders that were deferred during the downturn early last year,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “We are continuing to increase our working rig count in the United States. During the fourth quarter, our average number of rigs operating in the United States increased by 25 rigs or 36 percent, over the prior quarter. Drilling activity has continued to climb at a steep rate so far in 2010.

“In line with our commitment to provide technically advanced field-proven equipment that increases efficiency, over the past four years, we have invested more than $2 billion in our drilling fleet and other long-lived assets. During this time we have built advanced technology Apex™ rigs and invested heavily in upgrading the balance of our drilling fleet. In 2009 we activated 20 advanced technology Apex™ rigs and retired a total of 23 drilling rigs with lesser capabilities. At the end of 2009, we had 341 marketable drilling rigs in our fleet. In our pressure pumping business, we continue to invest in new equipment designed for the growing Marcellus shale play.”

Mr. Siegel added, “It is worth noting that our balance sheet at December 31, 2009 remained strong with $50 million in cash and no debt. In addition, we expect net cash proceeds to total approximately $48 million from the January 2010 sale of our drilling and completion fluids service business. We are also expecting tax refunds of approximately $114 million in the second quarter of 2010. We believe our strong balance sheet provides financial flexibility to capitalize on opportunities to enhance shareholder value.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on March 30, 2010 to holders of record as of March 15, 2010.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the three and twelve-month periods ended December 31, 2009 is scheduled for February 11, 2010 at 10:00 a.m. (EST) / 9:00 a.m. (CST) / 7:00 a.m. (PST). The dial-in information for participants is 866-770-7173 (Domestic) and 617-213-8838 (International). The Passcode for both numbers is 94391690. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available through February 25, 2010 at www.patenergy.com and at 888-286-8010 (Domestic) and 617-801-6888 (International). The Passcode for both numbers is 46374860. Telephone replay of the call will be available through February 15, 2010.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada.  Universal Well Services, Inc. provides pressure pumping services primarily in the Appalachian Basin.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC.  These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  We undertake no obligation to publicly update or revise any forward-looking statement.

This release includes non-GAAP financial measures. The required reconciliations to GAAP financial measures are included in this release and on the Company’s web site at            http://www.patenergy.com.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES	$213,569	$531,540	$781,946	$2,063,880
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	138,528	297,723	476,497	1,183,690
Depreciation, depletion and impairment	82,276	80,795	289.847	275,990
Selling, general and administrative	14,076	13,489	56,621	58,080
Net (gain) loss on asset disposals	3,808	(1,219)	3,385	(4,163)
Other operating expenses	(2,225)	2,500	3,810	4,350

Total costs and expenses	236,463	393,288	830,160	1,517,947

OPERATING INCOME (LOSS)	(22,894)	138,252	(48,214)	545,933

OTHER INCOME (EXPENSE)
Interest income	63	117	381	1,553
Interest expense	(1,414)	(174)	(4,148)	(630)
Other	163	(279)	426	502

Total other income (expense)	(1,188)	(336)	(3,341)	1,425

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(24,082)	137,916	(51,555)	547,358
INCOME TAX EXPENSE (BENEFIT)	(7,993)	45,634	(17,595)	193,490

INCOME (LOSS) FROM CONTINUING OPERATIONS	(16,089)	92,282	(33,960)	353,868
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(2,081)	(12,790)	(4,330)	(6,799)

NET INCOME (LOSS)	$(18,170)	$79,492	$(38,290)	$347,069

BASIC NET INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(0.11)	$0.60	$(0.22)	$2.29
LOSS FROM DISCONTINUING OPERATIONS	(0.01)	(0.08)	(0.03)	(0.05)

NET INCOME (LOSS)	$(0.12)	$0.52	$(0.25)	$2.24

DILUTED NET INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(0.11)	$0.60	$(0.22)	$2.27
LOSS FROM DISCONTINUING OPERATIONS	(0.01)	(0.08)	(0.03)	(0.04)

NET INCOME (LOSS)	$(0.12)	$0.52	$(0.25)	$2.23

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,348	152,669	152,069	153,379

Diluted	152,348	152,826	152,069	154,358

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.16	$0.20	$0.60

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Contract Drilling:
Revenues	$159,573	$468,532	$599,287	$1,804,026
Direct operating costs (excluding depreciation)	$103,436	$259,881	$357,742	$1,038,327
Selling, general and administrative	$1,171	$1,160	$4,340	$5,363
Depreciation and impairment	$72,400	$69,279	$248,424	$239,700
Operating income (loss)	$(17,434)	$138,212	$(11,219)	$520,636
Operating days	9,516	23,187	33,394	93,068
Average revenue per operating day	$16.77	$20.21	$17.95	$19.38
Average direct operating costs per operating day	$10.87	$11.21	$10.71	$11.16
Average rigs operating	103	252	91	254
Capital expenditures	$86,587	$99,727	$395,376	$360,645
Pressure Pumping:
Revenues	$48,033	$56,918	$161,441	$217,494
Direct operating costs (excluding depreciation)	$33,327	$34,983	$111,414	$132,570
Selling, general and administrative	$5,581	$5,755	$21,421	$23,305
Depreciation	$7,546	$5,750	$27,589	$19,600
Operating income	$1,579	$10,430	$1,017	$42,019
Total jobs	1,683	2,857	7,265	12,900
Average revenue per job	$28.54	$19.92	$22.22	$16.86
Average costs per job	$19.80	$12.24	$15.34	$10.28
Capital expenditures	$10,989	$13,034	$43,144	$61,289
Oil and Natural Gas Production and Exploration:
Revenues	$5,963	$6,090	$21,218	$42,360
Direct operating costs (excluding depreciation, depletion and impairment)	$1,765	$2,859	$7,341	$12,793
Depreciation and depletion	$1,758	$3,095	$9,242	$11,461
Impairment of oil and natural gas properties	$346	$2,449	$3,685	$4,395
Operating income (loss)	$2,094	$(2,313)	$950	$13,711
Capital expenditures	$2,606	$6,174	$7,341	$22,981
Corporate and Other:
Selling, general and administrative	$7,324	$6,574	$30,860	$29,412
Depreciation	$226	$222	$907	$834
Other operating expenses	$(2,225)	$2,500	$3,810	$4,350
Net (gain) loss on asset disposals	$3,808	$(1,219)	$3,385	$(4,163)
Capital expenditures	$2,023	$160	$6,785	$511
Discontinued Operations (Drilling and Completion Fluids):
Revenues	$15,201	$38,217	$79,786	$145,246
Direct operating costs (excluding depreciation)	$14,047	$33,492	$74,180	$126,900
Selling, general and administrative	$1,646	$2,489	$7,192	$10,110
Depreciation	$523	$628	$2,287	$2,830
Goodwill impairment	$—	$9,964	$—	$9,964
Other operating expenses	$225	$—	$890	$—
Net gain on asset disposals	$—	$(59)	$(125)	$(155)
Impairment of assets held for sale	$1,900	$—	$1,900	$—
Net interest expense (income)	$—	$(1)	$—	$7
Income tax expense (benefit)	$(1,059)	$4,494	$(2,208)	$2,389
Loss from discontinued operations, net of income taxes	$(2,081)	$(12,790)	$(4,330)	$(6,799)
Total capital expenditures	$102,205	$119,095	$452,646	$445,426

	December 31,	December 31,
	2009	2008
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$49,877	$81,223
Current assets	$457,268	$641,374
Total assets	$2,662,152	$2,712,817
Current liabilities	$193,308	$302,613
Borrowings outstanding under line of credit	$—	$—
Working capital	$263,960	$338,761

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income (loss)	$(18,170)	$79,492	$(38,290)	$347,069
Income tax expense (benefit)	(7,993)	45,634	(17,595)	193,490
Net interest expense (income)	1,351	57	3,767	(923)
Depreciation, depletion and impairment	82,276	80,795	289,847	275,990
Results of discontinued operations:
Income tax expense (benefit)	(1,059)	4,494	(2,208)	2,389
Net interest expense (income)	—	(1)	—	7
Depreciation	523	628	2,287	2,830
Impairment of assets held for sale	1,900	—	1,900	—
Goodwill impairment	—	9,964	—	9,964

EBITDA	$58,828	$221,063	$239,708	$830,816

(1)	We present EBITDA because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income (loss) or operating cash flow.